Exhibit 99.1
                                           COMPANY CONTACT:

                                           Steve Loomis, Chief Financial Officer
                                           CardioDynamics
                                           800-778-4825, Ext. 1015
                                           sloomis@cdic.com


            CardioDynamics Announces Strategic Alliance with Leading
                     Medical Equipment Manufacturer in India

  Company Targets India Due to Significant Increases in Healthcare Expenditures Coupled with Government Policies Encouraging Medical Equipment Market Growth

SAN DIEGO, Jan. 31 /PRNewswire-FirstCall/ -- CardioDynamics (Nasdaq: CDIC), the innovator and leader of Impedance Cardiography (ICG) technology, today announced a Strategic Alliance with Recorders and Medicare Systems, Ltd. (RMS), one of the largest manufacturers of medical equipment in India. Under the terms of the Distribution and Technology License Agreements, RMS will have rights to sell CardioDynamics manufactured BioZ(R) ICG products in India and also will integrate BioZ(R) ICG technology into RMS' patient monitoring products. CardioDynamics will receive product revenue for each ICG monitor and a licensing fee for each BioZ(R) ICG kit purchased by RMS.

Michael K. Perry, Chief Executive Officer of CardioDynamics, stated, "We have made a concerted effort to diversify our business beyond the U.S. physician office market which is heavily dependent upon Medicare and private insurance reimbursement. These agreements with RMS are another step in driving our international growth initiatives and will build upon the recently announced record 50% year-over-year quarterly growth in our International business. Through our technology licensing strategies, we are increasing global access to our BioZ(R) ICG technology and increasing the recurring revenue content of our business."

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      India, whose population exceeds one billion people, has significantly increased its healthcare expenditures over the past decade to more than$34 billion or roughly 6% of GDP. The population of individuals at least 60 years of age is projected to triple over the next 20 years to an estimated 190 million people.

      Suman Jolly, Managing Director of RMS, stated, "We are proud to partner with the world's premier ICG monitoring company and to bring innovative medical technology to our healthcare system. The rebuilding of India's healthcare infrastructure, combined with the emergence of medical tourism and telemedicine, will drive strong demand for medical equipment. Additionally, the government is encouraging growth of the medical equipment market through policies such as a reduction in import duties on medical equipment, higher depreciation for life-saving medical equipment, and a number of other tax incentives."

      India presently has one-fifth of the world average number of hospital beds per million population and an estimated 450,000 additional beds will be required by 2010 -- an investment estimated at over $25 billion.

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Perry added, "We view this strategic alliance with RMS as beneficial on two major fronts. First, RMS has an extensive presence in the developing, healthcare market in India, which will be instrumental in helping to drive continued market adoption of our proprietary BioZ(R) ICG technology. Secondly, we believe RMS will be an excellent technology partner to utilize for low cost development and manufacturing in the years ahead."

About CardioDynamics:

CardioDynamics (Nasdaq: CDIC), the ICG Company, is the innovator and leader of breakthrough medical technology called Impedance Cardiography (ICG). The Company develops, manufactures and markets noninvasive diagnostic and monitoring technologies and electrodes. The Company's ICG Systems are being used by physicians around the world to help battle the number one killer of men and women -- cardiovascular disease. Partners include GE Healthcare and Philips Medical Systems. For additional information, please refer to the company's Web site at http://www.cdic.com.

About Recorders and Medicare Systems:

Recorders and Medicare Systems, Ltd., located in Chandigarh, India was founded in 1979 and is engaged in the development, manufacturing, marketing and selling of electro-medical equipment to the Indian healthcare marketplace. The company has installed its products in nearly every major medical institution in India and has over 200 sales and service personnel based in 53 branch offices throughout the country. Additional information can be found on the company's website at http://www.rmsindia.com.

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Forward-Looking (Safe Harbor) Statement:

Except for the historical and factual information contained herein, this press release contains forward-looking statements, such as potential growth rates, success of strategic partner relationships including potential increased market penetration and increasing global access to our BioZ(R) ICG technology, the accuracy of which is necessarily subject to uncertainties and risks including the Company's primary dependence on the BioZ product line, and various uncertainties characteristic of early growth companies, as well as other risks detailed in the Company's filings with the SEC, including its 2006 Form 10-K. The Company does not undertake to update the disclosures contained in this press release.